EUROPA LOGO


Mr. Eddie Pearce
President
National Senior Tour
Suite 204
Temple Terrace, Florida 33617-2953

Dear Mr. Pearce


Europa Consultancy is a UK based Management Consultancy working with clients in UK, Europe, USA, Asia, Japan, Middle East, Former Eastern Block, India, and beyond.

Europa specializes in:

- strategy
- sales and marketing
- market research
- advertising and media acquisition
- public relations
- innovation and technology
- human resource and organization development

Under this Letter of Understanding Europa will provide Associated Golf Management, Inc., the National Senior Tour, and BigGolfStore.com with all of the above services pertinent to the development and management of an International Senior Golf Tour. Under the guidance and direction of your office, Europa will create, design, and implement a program to marketing, operate, and manage individual tournaments and events. Additionally, Europa will serve as an international marketing, advertising, and sales resource for BigGolfStore.com.

Specifically, Europa will attempt to identify 6-8 locations in Europe to serve as sites for NST events. After identification, Europa will initiate a formal marketing and sales plan to acquire sponsors and other support. Europa understands that it will receive a percentage (%) of funds raised as its compensation. It operational resources are required by NST in the management of the Tour and local events, then Europa will receive a separate compensation to be agreed upon.


                                EUROPA
                    60 CHURCHHILL SQUARE, KINGS HILL
                     WEST MALLING, KENT, ME19 4DU ENGLAND
    PHONE-+01732-873100 / FAX-+01732-873200 / E-MAIL-europaltd@juno.com

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EUROPA / ASSOCIATED GOLF MANAGEMENT, INC.                        PAGE 2

Europa will make available to Associated Golf Management, Inc., the National Senior Tour, and BigGolfStore.com its offices and other resources. Europa will serve as the International office and point of contact as necessary and as dictated by your office.

The above is meant to be a starting point for formal agreements and arrangements between Europa and your overall organization.


The above is understood and agreed to:


/s/ Eddie Pearce                            /s/ Pat Patton
EDDIE PEARCE                                PAT PATTON
ASSOCIATED GOLF MANAGEMENT                  EUROPA CONSULTANCY LTD.

DATE: 1/1/99                                DATE: 1/1/99







                                EUROPA
                    60 CHURCHHILL SQUARE, KINGS HILL
                     WEST MALLING, KENT, ME19 4DU ENGLAND
   PHONE-+01732-873100 / FAX-+01732-873200 / E-MAIL-europaltd@juno.com